Exhibit 99.2

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

VENTIV HEALTH

Moderator: John Emery

November 13, 2003

7:30 am CT

Operator:

And I will be your conference facilitator. At this time I would like to welcome everyone to the Ventiv Health 3rd Quarter Conference call. All lines had been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star and the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad. I would like to introduce today’s speaker, Mr. John Emery, CFO. Please go ahead Sir.

John Emery:

Good morning and welcome to the Ventiv Health’s 3rd Quarter Conference call on Thursday, November 13, 2003 at 8:30 AM. I’m John Emery, Ventiv’s Chief Financial Officer. With me today is Eran Broshy, our CEO.

First I will just make a caution about forward-looking statements. Some of the comments made on this call may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health’s performance to differ materially.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Such risks include without limitation changes in tends in the pharmaceutical industry or in pharmaceutical outsourcing, our ability to compete successfully with other services in the market, our ability to maintain large client contracts or to enter into new contracts, uncertainties related to future incentive payments and revenue share agreements, and our ability to operate successfully new lines of the business.

Listeners are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors. Also this call is available on our web site at www.ventiv.com. It will be available for the next several days and then archived on this site and the call is available via replay.

Listeners to this call, via any of these vehicles are reminded that this discussion is only current at the time of the live call. This call is the property of Ventiv Health, Inc. Any redistribution, retransmission or rebroadcast of this call in any form with the express written consent of Ventiv Health is strictly prohibited. I would now hand the call over to Eran who will provide an overview of Ventiv’s current business and outlook.

Eran Broshy:

Good morning, everyone, and welcome to our third-quarter earnings call. Let me begin by stating that I am extremely pleased with Ventiv’s financial results for the third-quarter of 2003. Revenues from continuing operations were $59.3 million, up 26% on a year-over-year basis versus the $46.9 million in the third quarter of 2002 and up 28% versus the $46.2 million in the second quarter of 2003. EBIT this quarter was $4.8 million, up 129% on a year-over-year basis versus the $2.1 million in the third quarter of 2002 and up 96% from the $2.4 million in the second quarter of 2003.

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Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

EBIT margin of 8.1% for the current quarter compares favorably against EBIT margin of 4.5 % for the third-quarter of 2002 and 5.3% for the second quarter of 2003. EPS this quarter was $0.12 versus $0.04 in the third-quarter of 2002, and $0.06 in the second quarter of 2003.

Our business was strong on all fronts during the quarter with revenue and earnings up for both our Ventiv Health sales and marketing business and our HPR planning and analytics business.

I’d like to focus today on three factors, which are the key drivers for Ventiv’s current success. First, momentum. Ventiv has developed considerable momentum based on recent VHSM, our Ventiv Health Sales and Marketing business contract wins and expansions with clients such as ALTANA, Watson and Bayer and by strong client performance of the company’s HPR planning and analytics business.

Second, cost. We are continuing to relentlessly focus on tightly managing our costs both in the field and in the back office and at corporate locations.

Third, operating leverage. The combination of our momentum driven higher revenue base and our well controlled back office and corporate cost structure creates significant operating leverage which has helped fuel Ventiv’s substantially higher earnings this quarter.

I will return to these three drivers as well as updated guidance for 2003 and initial guidance for 2004 in more detail, but based on these factors as mentioned in the press release, we are raising our 2003 full year earnings per share guidance from $0.15 to $0.20 to $0.29 to $0.31.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

But first, I will turn the presentation over to John for a more detailed review of our third quarter financial results. John.

John Emery:

Thanks Eran and good morning, everyone. As Eran indicated our business was strong on all fronts in the third-quarter. Let me start by giving divisional highlights. The company’s VHSM business generated revenue of $51.4 million during the third-quarter compared to $40.4 million in the third quarter of 2002 and $38.8 million in the second quarter of 2003. This significant growth was primarily attributable to deployments during the third-quarter of a 390 sales rep team for Watson and a 250 sales rep team for ALTANA, which is in addition to the 220-rep team we deployed for ALTANA in late 2002.

These increases were partially offset by the residing of our Bayer team from 500 to 350 sales reps at the beginning of 2003 and the winding down of our Reliant and Amgen contracts in 2002.

The company’s VHSM business generated EBIT of $4.9 million during the current quarter compared to $3.2 million during the third-quarter of 2002 and $2.2 million during the second quarter of 2003. The increase was largely attributable to the deployment of the ALTANA and Watson teams mentioned above. In addition, VHSM EBIT benefited during the quarter from start-up fees totaling approximately $1 million, incentive fees totaling approximately $200,000, favorable resolutions of certain liabilities totaling approximately $600,000, and favorable management of costs relative to fixed payments under certain contracts totaling approximately $500,000.

On the other hand, EBIT was negatively impacted during the quarter by a $1.3 million loss and a half-million dollar reserve established for doubtful accounts related to VHSM’s RSO business initiative. The company’s HPR planning and analytics business generated revenue of $7.9 million during the current quarter

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Moderator: John Emery

11-13-03/7:30 am CT

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compared to $6.4 million in the third quarter of 2002 and $7.4 million during the second quarter of 2003. Increased business with AstraZeneca, Schering-Plough and several other clients was primarily responsible for this increase.

HPR generated $1.5 million of EBIT during the current quarter compared to $0.6 million of EBIT during the quarter of 2002 and $1.5 million during the second quarter of 2003. Higher EBIT levels for HPR in 2003 have been driven by higher utilization rates of HPR’s relatively fixed workforce on our larger revenue base, as well as a lower cost structure resulting from taking certain functions in-house, which were previously handled externally.

The company’s SG&A was up somewhat from $5.8 million during the second quarter to $6.5 million in the third-quarter. Most of this increase is driven by a onetime $0.5 million charge to SG&A as a reserve against non-collectable accounts in our RSO initiative as mentioned earlier.

The company’s balance sheet continues to be strong with $55 million of cash and no debt at September 30. The decrease in cash from $68 million at June 30, to $55 million at September 30, is caused principally by increases in billed an unbilled accounts receivable at September 30, related to start-up of our new ALTANA and Watson contracts.

Ventiv’s cash balance currently stands at $65 million including a $6 million tax refund received in October. In addition, Ventiv expects to collect the remaining $7 million of September 30 receivables from the new ALTANA and Watson contracts by year-end.

Let me comment also on discontinued operations and our expectation that this quarter is the last quarter with substantial numbers in this category given that our divestiture efforts have now been completed.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Third quarter results from discontinued operations consisted of a $0.5 million operating loss from our France based operations which were sold on September 1, 2003. In addition, during the quarter, the company wrote off net liabilities and currency translation adjustments of approximately $5 million, mainly related to the sale of our France based operating unit. I should mention that these were non-cash write-offs. Also the company incurred approximately $0.5 million of expenses comprised primarily of legal and severance fees associated with the sale.

We expect modest ongoing legal, auditing and other costs related to the final wind-down by Ventiv’s discontinued businesses during the next one to two quarters.

At this point I will turn the presentation back to Eran who will elaborate further on the key factors driving our business and provide updated 2003 guidance and initial 2004 guidance. Eran.

Erin Broshy:

Thanks, John. Let me elaborate more fully on the three key elements which are driving our current success, momentum, cost management and operating leverage and then provide updated 2003 guidance and initial 2004 guidance.

On the momentum side, as I indicated, Ventiv has developed considerable momentum based on recent VHSM contract wins and expansions with clients such as ALTANA, Watson, and Bayer and by strong performance of the company’s HPR planning and analytics business.

During the third-quarter we successfully deployed a 250-rep team for ALTANA working in conjunction with Wyeth, which is in addition to the 220-rep team we deployed for ALTANA in late 2002 working in conjunction

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Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

with Pfizer. Ventiv is ALTANA’s preferred partner for the recruitment, training and management of sales teams to support ALTANA’s direct entry into the U.S. marketplace over the coming years.

During the third-quarter, we also successfully deployed a 390-rep team from Watson Pharmaceuticals for the launch of OXYTROL. Additionally, we are very pleased to announce today that we will be deploying an additional 200 rep team for Bayer in the fourth quarter of this year for increased promotional support across Bayer’s portfolio (unintelligible). Each of these relationships is evidence of our ability to win large new client relationships and expand existing relationships and is based on our leadership position in building high-quality teams and delivering high impact results in a flexible and cost-effective manner.

Our larger client relationships now rest on a far broader base than in the past. Ventiv now has seven teams with over 100 reps compared to four at this time last year. Our top five clients in 2003 are expected to account for 58% of our business, which we feel is a relatively good number in our highly concentrated industry. In parallel to our larger client relationships, we’re also continuing to focus on building smaller focus teams for a variety of clients and our experience with these teams is that over time they can expand into increasingly larger relationships.

In the third quarter, we have won several additional such assignments both with a new client and the expansion of an existing team. We continue to see a number of opportunities in the marketplace for such teams which are also important in making up for the inevitable completion of contracts or internalization of teams that some of our clients desire over time such as the upcoming year end conversions of our Endo and Boehringer Ingleheim teams.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

In our RSO initiative we continue to make an investment this quarter as John mentioned.

We were not pleased with the results this quarter but continue to believe that the RSO offering is particularly attractive to a variety of our clients and therefore provide upside potential and have always viewed this as an initiative that we will be refining and adjusting before we get it right. To that end, we have wound down our Durham RSO team during the quarter based on the anchor product performance being below our expectations and continue to carefully monitor and refine our women’s health and dental RSO teams.

At HPR, our planning and analytics business, we have also developed strong momentum over the course of this year and HPR has continued to broaden its client roster. We continue to be pleased with the strong brand and market position that HPR enjoys and the additional value it brings in helping differentiate our sales and marketing business.

Let me mention a second, on the tight cost management side, we have made considerable progress in reducing our cost structure and our continuing to maintain tight control over our costs.

Corporate costs are trending around $5 to $5.5 million for the year, down from nearly $10 million in 2002. SG&A plus indirect overhead costs in our VHSM business are trending about $20 million for the year, down from $24 million in 2001. In addition, the VHSM business continues to manage its field costs tightly, strengthening growth margins in that business. SG&A costs at HPR continue to trend at the $5 million annual level.

In addition, HPR is in the process of bringing certain services in-house to further reduce cost levels.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Thirdly, on the operating leverage, as I indicated above, the combination of momentum from our recent new VHSM contract wins and Ventiv’s tightly managed back office and corporate cost structure has created significant operating leverage for the company. This leverage has helped drive the near doubling of Ventiv’s EPS from $0.06 in Q2 to $0.12 in Q3 as our top line has expanded. It also provides significant upside if we are able to win additional large contracts.

Given these dynamics in our business, let me now turn to forward-looking guidance. Given the strong results of our third quarter and our expectations for the rest of the year, we are raising our 2003 full year EPS guidance from $0.15 to $0.20 to $0.29 to $0.31 on revenues of $205 to $210 million. Given that we have earned $0.19 earnings per share through the third quarter, excluding a Q2 gain on the sale of real estate, this translates into guidance of $0.10 to $0.12 for the fourth quarter.

We are also providing initial 2004 full year guidance at this time, much earlier than we have typically provided based on the relatively good visibility through 2004 that our momentum has afforded.

For 2004 we expect revenues of $220 to $230 million, EBIT of $12 to $14 million and earnings per share of $0.32 to $0.37. In terms of divisional guidance, we expect revenues of $195 to $200 million for our VHSM business and $25 to $30 million for our HPR business.

This initial guidance assumes one large client contract converting in the second half of 2004, a modest level of new business wins, and our RSO initiative operates at breakeven over the year.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

In addition the forecast assumes that HPR’s results and corporate expense levels will be with similar in 2004 as in 2003. While we feel we have relatively good visibility on our business through 2004, this initial guidance could of course be particularly impacted on the downside by an unexpected team conversion during the year and on the upside by significant additional new business wins, the continuation of the large contract which is assumed to convert in the second half of the year and by an incentive share success.

To sum up, we’re very pleased with our performance this quarter and for this year and are excited about our business outlook in 2004. Based on our updated 2003 and initial 2004 guidance, we expect Ventiv’s earnings per share to grow 30 to 40 % from 2002 to 2003 and 15 to 20 % from 2003 to 2004. We thank you for your interest in Ventiv and would like to open the call to your questions at this time.

Operator:

At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Dave Windley of Jefferies & Co.

Dave Windley:	Hi. Good morning gentlemen. Thanks for taking my questions. First of all, a few housekeeping questions. Ending rep number for the third quarter was how many?

John Emery:	1950.

Dave Windley:	1950. And the 200 with Bayer are coming on as we speak?

John Emery:	Coming on later in the year.

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Moderator: John Emery

11-13-03/7:30 am CT

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Dave Windley:	Later in the year, okay.

Eran Broshy:

That number, just to clarify, would include Bayer but it excludes the conversion at Endo and Boehringer Ingleheim. So the actual rep count is slightly higher at this point but we’ve excluded those that are coming off

Dave Windley:	So the 1950 is after you subtract those two conversions?

Eran Broshy:	That is correct.

Dave Windley:	Okay. But before you add Bayer, or after you add Bayer?

John Emery:	That would be after Bayer. They are roughly a wash, Dave.

Dave Windley:	Right. Right. Comment please on the size of the pipeline.

Earn Broshy:

Sure. What we are seeing out there is opportunities that total somewhere between 500 and 1,000 reps. I’d say it ranges again from a handful of reps to several hundred reps and seeing that, I would say, from companies across the spectrum, more of a concentration perhaps from specialty, emerging pharma biotech group, but we are also seeing some activity from the larger players as well. As always it’s hard to predict what will happen and when it will happen.

Dave Windley:

Right. One other question relative to rep count, I thought I heard you comment Eran that there were some other maybe smaller contract expansions that happened in the third quarter or early in the fourth. I think my phone cut out a little bit. I didn’t quite hear the comment. Is that right and it doesn’t appear that any other expansions beyond Bayer would be included in the numbers?

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Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Eran Broshy:

You are correct, Dave. We, during the course of the third quarter, added somewhere between 50 and 100 reps as a combination of both expansions of some existing relationships and some new wins in that sort of smaller category. And, those would be in those numbers.

Dave Windley:	Okay. And then relative to, John there were several things, you had $200,000 on an incentive related gain, $600,000 on a favorable, what was that, favorable liability?

John Emery:	Resolution.

Dave Windley:	Resolution.

John Emery:	Right.

Dave Windley:	And $500,000 on, I didn’t quite understand the description of that one.

John Emery:	Favorable management of costs relative to fixed payments under certain contracts.

Dave Windley:	And then on the flipside you have, you mentioned a $1.3 million number taken as a reserve on doubtful, I didn’t, there was a 1.3 million and then there was later a reference to a half of a million.

John Emery:

That is right, Dave. You’ve got most of the numbers correct and we went through them quickly. There are benefits during the quarter of $200,000 for incentive fees that you have noted, $600,000 related to favorable resolutions of certain liabilities, $500,000 related to favorable management of cost relative to fixed payments. Also $1 million in start-up fees for the quarter and

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Moderator: John Emery

11-13-03/7:30 am CT

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against that there were the $1.8 million of negative impact to EBIT during the quarter related to the RSO business of which $1.3 million was an operating loss and a half million was a reserve set up during the quarter against the possibility of uncollectable or noncollectable accounts in that business area.

Dave Windley:

Okay. All right, so, taking that down to guidance, those seem, all those numbers are approximately a wash. You reported 12 in the quarter. Even if I back off a little bit for the excess of benefits to detriments of these somewhat non-recurring items, you are still annualizing to over, somewhere north of $0.40 , guidance is a little low of that. Is the contract, the larger contract that you are assuming winds off later in 2004, is that something that is based on your extensive discussions with this client and where their portfolio dynamics will likely go at that time, or is that a abundance of caution?

John Emery:

Let me just comment on your analysis, the numerical analysis leading up to that point. The positive impacts to EBIT were about $500,000 more than the negative impacts to EBIT during the quarter, so the $0.12 if adjusted for those net of those impacts is actually closer to $0.11. In addition, next year, we are anticipating higher medical costs across the spectrum of our reps, which will certainly impact margins and EBIT as we go into 2004. That flows into our guidance and our thinking in our guidance as well. With respect to the second half of the year conversion I will let Eran address that question.

Eran Broshy:

I would say on that one we have certainly no indication from any of our clients currently that that is an intent and we continue to believe based on all our client interactions that we are performing very well. Nevertheless, it is certainly a possibility in our business and we believe it’s prudent to forecast and guide accordingly.

Dave Windley:	Okay. Thank you all. I’ll jump out of the queue here.

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Moderator: John Emery

11-13-03/7:30 am CT

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John Emery:	Thanks, Dave.

Operator:	Your next comes from Deborah Fiakas of Westrock Advisors.

Deborah Fiakas:

I wanted to go back to your discussion of the those contracts with could be potentially assumed by the client. What kind of notification or advanced notification will you get and will you, if you receive that notification, announce that in a special announcement?

Eran Broshy:

The answer to the second part of your question is absolutely. What we have typically built into our contracts is a 60 to 90 day notice period is fairly typical. These things do vary contract to contract. We also have from a number of our larger contracts, most all of them, have some period from the start of those contracts where clients do not have the option to internalize or to terminate or anything of that sort.

That one-year period is fairly typical on most of our larger contracts. And during the course of 2004, particularly in the second half of 2004 for many of those larger contracts, that one-year period will have expired. That is what is leading us to be prudently forecasting the possibility of that kind of event happening. Certainly we would be making that announcement, you know, as soon as we are aware of that.

Deborah Fiakas:

Okay. And also, with your description of the number of the reps that you have right now, in anticipation of potential conversions as well as new contracts that are coming on, it would appear that should you receive some incremental new contracts you may be out there recruiting, what is the atmosphere, what is the environment now for recruiting talented salespeople?

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Moderator: John Emery

11-13-03/7:30 am CT

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Eran Broshy:

I would say that related to the state of the economy, recruiting is something that at this point is a very attractive endeavor. There are certainly a lot of very talented people out there. I would also say though that we have never had trouble attracting and recruiting very high-quality folks in general. One of our key strengths has been in the recruiting arena through the infrastructure and through the recruiting team that we have across the country. That has never been an issue, but in this environment it is even potentially easier to do if you will.

Deborah Fiakas:

Good. And then, also, if you could also just characterize your customer relationships. In your announcement it’s clear that you are doing additional business with existing customers. Were there any new customer relationships in this quarter?

Eran Broshy:

There was at least one small to medium-sized new relationship and really our history with smaller relationships is that over time those have had a good track record of growing and becoming in some cases reasonably significant relationships. We are very pleased with that as well.

But, I would say also if you look at the track record over the last couple of quarters of expansions and extensions of existing contracts, I think that speaks in a sense for itself in terms of the level of client satisfaction. Certainly we’re very pleased to have added another ALTANA team. We are very pleased to have added another team on the Bayer relationship, and certainly look forward to future such opportunities.

Deborah Fiakas:	Good. And you also mentioned having created some back office efficiencies. I wonder if you could maybe elaborate on how you are going about doing that, what is in the secret sauce, so to speak?

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Moderator: John Emery

11-13-03/7:30 am CT

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John Emery:

Well, we have, the proof is in the results. We’ve taken our corporate costs from $10 to $5 million, our indirect costs in the contract sales business, and the SG&A in our contract sales business from $24 to $20 million, and we’ve taken indirect costs down, overhead costs in our analytics business as well. This is a combination of sizing the business appropriately for the business that we see out there and being very diligent about it on an ongoing basis. We will continue to focus in this area very closely.

Deborah Fiakas:	Excellent, and then just one final. . . .

Eran Broshy:

Let me just add one comment on that. I think we have sized the teams in each of the support areas in a very tight way yet certainly able to support the business. But even more than just support the current business, we believe we have sized it now to the point where it can actually support a growth in the business, up to 2,500 or so reps, from the current call it roughly 2,000 level, without really any incremental cost in that infrastructure. And that gets to the point, we were talking about a bit earlier about operating leverage, additional new significant wins really can flow. The margins, the gross margin can really flow almost directly to the bottom line because the infrastructure costs are relatively fixed up to a certain point.

Deborah Fiakas:	And then one final question. Cash levels are down slightly from previous periods but any plans for how you might utilize that asset?

Eran Broshy:

Yes, I think as we mentioned in the last quarterly call, we are looking at a variety of acquisition opportunities. We have nothing firm to announce at the moment, but we are in discussions with a handful of companies that provide a variety of pharmaceutical services that are complementary to the kinds of businesses we would provide. And when we have something to announce we will certainly come out with that. Those would be accretive in executing these. So, we are actually quite excited about those kind of prospects and that we believe is a very good use of cash.

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Moderator: John Emery

11-13-03/7:30 am CT

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Deborah Fiakas:	Thank you.

Eran Broshy:	Thank you.

Operator:	Your next question comes from Shai Gerson of Corsair Capital.

Shai Gerson:

Hi guys, good morning. Great quarter. A couple of questions on the RSO side, on this $500 million, not $500 million, half of a million reserve, is that from a specific event or is that just you being conservative? Can you talk about that a little bit?

John Emery:

That is from a handful of small contracts that we had performed the services for in prior periods and now have made a judgment that there may be some issue with the collectibility of those receivables.

Shai Gerson:

Just talking about the RSO, obviously in your guidance you assume for next year that it is going to be breakeven which leads us to believe that you plan on continuing, you know, this effort for awhile? What are your thoughts there, what does it take to get this thing turned around? Obviously it has been disappointing up to this point. How does this thing get better?

Eran Broshy:

Well, you know, I think we have continued to keep a very close eye on it and are looking on a team-by-team basis, and product-by-product basis. I think there was certainly some challenge. There continues to be some challenge. I think we came to the conclusion on the Dermatology team that the anchor product itself and the way the deal was constructed around that anchor product were not sufficiently attractive to warrant continuing. And we mutually agreed to terminate that with the other party involved here.

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Moderator: John Emery

11-13-03/7:30 am CT

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We’ve been refining and adjusting the anchor clients within the two other teams, the women’s health and the dental team. We are keeping a close eye. We are also adjusting and sizing these teams appropriately for the opportunity and trying to get the contract structures just right. So, we have always assumed that there would be refining and adjusting that would be needed to get it right.

It’s taken longer than we had certainly thought right up front, but we think we are making progress and are continuing to try to get it to happen. We do believe the upside opportunity is there. We do believe clients are very welcoming of this offering, and therefore, are looking to make it work.

Shai Gerson:	Okay. John, on the DSO’s it looked like those ticked up a little bit, is that seasonality or what is that a function of?

John Emery:

That simply relates to the start up of our ALTANA, Wyeth and Watson contracts and the receivables and the unbilled receivables that we have in those contracts and the time it will take us to collect them.

Shai Gerson:	And last question. In my view, a very conservative guidance for next year, have you assumed anything from acquisitions? Is that in the guidance at all?

Eran Broshy:	We have not, but I would be, we think inappropriate to build that into guidance. It would be upside if we can get it done effectively.

Shai Gerson:	Thank you.

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Moderator: John Emery

11-13-03/7:30 am CT

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Eran Broshy:	Thank you.

Operator:	Your next question comes from Stuart Goldberg of PCS Capital.

Stuart Goldberg:

Good morning guys. Congratulations on a great quarter. Got a quick question for you, three questions for you. Do we have an estimate for depreciation amortization for ‘04? I know you gave EBIT of 12 to 14, but do we have D&A for next year

Eran Broshy:	Just minimal amortization, depreciation roughly $8 million.

Stuart Goldberg:	Eight million, okay. And then, you gave Q4 EPS guidance of $0.10 to $0.12. Do we have a revenue number for Q4?

John Emery:	We do, it’s 60 to 65.

Stuart Goldberg:

Okay, and then on the balance sheet issue, you talked about            , can you just give us a little more color? I know you said that your cash is back up to $65 million. Your receivables were up almost 90% sequentially, the unbilleds were up 33% sequentially and the deferreds, which I would have expected to go up in line with the unbilleds, actually went down 44% all on a 28% increase in sales sequentially. Can you just give us a little more color on how that works? Maybe, I’m not looking to get into journal entries here, but just into what the structure is that allows you to, books such large unbilleds and have a huge increase in receivables and deferreds go down?

John Emery:

Sure. There is no relation between the deferred revenue or the prepaid client account and the debit balance of the cash receivable both billed and unbilled. The increase in the accounts receivable billed and unbilled is simply related to the startup of the ALTANA contract and the Watson contact and the initial

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Moderator: John Emery

11-13-03/7:30 am CT

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invoices that went out for the recruiting training and the initial details performed under those contracts during the quarter, and the fact that those receivables were not collected as of September 30. There was an incremental, roughly $15 million of receivables, related to those two contracts alone that were uncollected at September 30. We have already collected a portion of those balances, which is reflected in our higher cash balance. We expect to collect the remainder by the end of the year.

The prepaid and client advance account over on the liability side of the balance sheet is just that. It’s prepayments from clients for work that has not yet been performed, and is not related to work that has been performed for which we have either billed or are very close to billing, which are the two receivables accounts.

Stuart Goldberg:

When you book revenues from the unbilleds and you book revenues from the deferred account, as you did this quarter, are the margins carried forward the same as they would be as if you billed a receivable during the quarter, a regular trade receivable during the quarter?

John Emery:

They are. The unbilled receivables as we have mentioned in the pasts and this is the way the company has accounted for this for years, is simply an account receivable that has not yet been billed. So we understand exactly what work has been performed, the amount owed, and the invoice has simply not been sent out.

Stuart Goldberg:	And so is this upfront costs or are we to see more levels like this going forward from these two new accounts? And did they not pay you upfront or did we see that in prior quarters?

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Moderator: John Emery

11-13-03/7:30 am CT

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John Emery:

They don’t pay upfront. We enter into contracts with large clients. We put money out for recruiting, for training, for putting sales teams in the field. We invoice the clients pursuant to terms of our contracts and then they pay us. There can be some lapse of time from when we put the money out until we are paid.

Stuart Goldberg:	Based on your DSO calculation of 89 days, what should we expect for the DSOs at December 31st?

John Emery:

I think it will come down from there. Again these collections are coming in from these start-up expenses and we expect DSOs to come down from that level to levels that are more normal that we’ve seen in the past.

Stuart Goldberg:	Great. Congratulations again guys. Thanks very much.

Operator:	Your next question comes from Lauren Taylor of Siar Capital.

Phil Anderson:

It is actually Phil Anderson. John, the company has a significant NOL yet on the income statement there is a 38% tax rate. Can you help us understand what actually happened from a cash basis with payment of taxes?

John Emery:

Phil as we’ve mentioned at various times over the past, we may have the opportunity for substantial NOLs going forward as a result of some of the divestitures that we’ve completed over the past year. We are in the process of working out our exact position with respect to those NOLs. Those positions have not been finalized yet. And if and when those positions are finalized we will be able to make a determination as to how they would be accounted for on the P&L on the balance sheet.

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VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Phil Anderson:

Second question, if I heard correctly, the RSO business on an operating basis lost about one million three in the quarter. One of the three RSO lines has now been shut down. If the other two lines were to begin to operate on a breakeven basis, would that suggest that next year there will be somewhere on the order of $4 or $5 million less of operating expense simply by the RSO line no longer being a profitability drag?

John Emery:	Well, our objective and what we have stated here embedded into our forecast is that the RSO initiative will operate at breakeven over the course of 2004. So yes, relative to 2003, there is a delta.

Phil Anderson:	Okay. Thank you.

John Emery:	You’re welcome.

Operator:	Again if you would like to ask a question, please press star then the number 1 on your telephone keypad.

You have a follow-up question from Dave Windley of Jeffries & Co.

Dave Windley:

Hi, a couple questions, Phil just asked one of them. So, if you carry that forward and do the math, that in and of itself is between $0.05 and $0.10 worth of earnings which would suggest that you are assuming in ‘04 versus ‘03, that the operating, the other operating businesses would be less contributory to earnings in ‘04, yet we know that we’ve got ALTANA and Watson contracts that are only contributing a partial year in ‘03 and will contribute a full year in ‘04.

Obviously I’m trying to drag you guys out of your conservatism a little bit. But, am I right about the factors, I guess? It seems like there are some pretty

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

obvious factors that make it, in the context of your comments about visibility for 2004, make it pretty clear that it’s going to be really hard for you to earn as little as $0.37?

John Emery:

Well Dave, let me walk you through how we see it for ‘04. As we know we reported $0.12 for this quarter, for the third quarter. There were some items in this quarter that we do not believe are going to recur and we are not reflecting in our forecast next year that we have shared with you, and those items are the, as you have pointed out correctly, the $1.8 million negative impact in the current quarter related to the RSO initiative, $1.3 operating, $0.5 million is the reserve that we set up.

We’ve got the $2.3 million of positive impact to EBIT in the current quarter which we don’t feel will be recurring next year. In terms of the forecast that we have provided, that’s $1 million in start-up fees, $200,000 incentive fees, $600,000 in favorable resolutions of certain liabilities, and $500,000 in favorable management of cost relative to the fixed payments. So, the net is $500,000, which is about a penny and a half. So in terms of recurring earnings per share that we might expect going forward, just based on that analysis of nonrecurring items in the current quarter, it would be not at $0.125 but at $0.11.

Then, further, we are expecting some hike in medical costs as many companies are next year and other costs in our current base of business, which will impact margin next year in ‘04. And so, our view is that impact on margin in the first few quarters of the year combined with the second half conversion of a major client that we have assumed, translates to the guidance that we provided. That is the basis for our thinking.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Dave Windley:

Okay, let me just ask, getting away from that and ask a more specific question. Most of your contracts have been over the last couple of years, clearly the effort has been to take risk out of contracts and add visibility in the form of more straight fee-for-service type business. I believe that there are still some contracts, which do have the opportunity for some bonus even if it is somewhat small. Is that right? Is that in the guidance? And can you comment both with regard to opportunity to receive bonuses in 4Q and 2004?

Eran Broshy:

Sure. Incentive share or bonuses, as you have called them, certainly are a possibility and certainly something we strive very hard to achieve. It is something we have been able to achieve to some degree more or less over time. We have built some of that into the ‘03 incentive numbers, probably totaling roughly $1 million for the year. Some of that is based over the first three quarters and some of that coming in at year-end.

In terms of the ‘04 guidance, we have not built in any incentive fees into the guidance. We believe that should be viewed as upside as I mentioned in the script. But we certainly would be disappointed if we didn’t see some amount coming from incentive share, more loaded towards the back end of the year would be typical.

Dave Windley:	Okay. Great. Thanks.

Operator:	At this time there are no further questions. Are there any closing remarks?

Earn Broshy:

Yes. I wanted to just thank everybody for your continued interest. We certainly appreciate the opportunity to update you on our business results, our business outlook and we look forward to updating you as we go forward. Thanks very much.

VENTIV HEALTH

Moderator: John Emery

11-13-03/7:30 am CT

Confirmation #3545935

Operator:	Thank you for participating in today’s Ventiv Health 3rd Quarter Conference call. You may now disconnect.

END